Exhibit (d)(b)(7)
TEMPORARY ADVISORY FEE WAIVER AGREEMENT
LONG/SHORT LARGE-CAP PORTFOLIO
OF PACIFIC SELECT FUND
     This ADVISORY FEE WAIVER AGREEMENT (“Agreement”), by and between Pacific Life Fund Advisors LLC (the “Adviser”) and Pacific Select Fund (the “Trust”), on behalf of the Long/Short Large-Cap Portfolio, a portfolio of the Trust (“Portfolio”) is effective as of December 1, 2008.
     WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type;
     WHEREAS, the Trust and the Adviser are parties to the Amended and Restated Investment Advisory Agreement dated on January 1, 2005 (“Advisory Contract”), pursuant to which the Adviser provides investment advisory services to the Portfolio for compensation based on the value of the average daily net assets of the Portfolio;
     WHEREAS, the Portfolio is a portfolio co-managed by Analytic Investors LLC (“Analytic Investors”) and J.P. Morgan Investment Management, Inc. (“JP Morgan”);
     WHEREAS, under normal circumstances, the Portfolio is to employ a long/short investment strategy whereby the Portfolio may invest up to 50% of its asset by selling securities short and may invest up to 150% of its assets by purchasing securities long;
     WHEREAS, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) was hired to provide prime brokerage services to the Portfolio which included borrowing securities to sell short and providing financing to purchase additional long securities;
     WHEREAS, Morgan Stanley closed down its prime brokerage business thereby terminating the prime brokerage agreement with the Trust, causing the Portfolio to unwind its open positions (long and short) with Morgan Stanley;
     WHEREAS, the Trust is currently in the process of finding a new prime broker for the Portfolio and until such time as a new prime broker can be put in place, the Portfolio will employ a 100% long only strategy; and
     WHEREAS, in the interim period of time that the Portfolio is employing a long only strategy, the Adviser and both managers have agreed to temporarily reduce their advisory fees;
     NOW THEREFORE, the parties hereto agree as follows:

I.	Advisory Fee Waiver
A.	Amount of Waiver. During the term of this Agreement and for so long as each manager employs a long only investment strategy, the Adviser hereby agrees to waive 0.175% of its investment advisory fee for the Long/Short Large-Cap Portfolio. The amount of waiver attributable to each manager is as follows:
i.	JP Morgan — 0.125%

ii.	Analytic Investors — 0.05% on the 1st $100 million in assets and 0.05% on the excess over $100 million assets
II.	Term and Termination of Agreement.

This agreement shall begin on December 1, 2008 and will continue until both managers resume investing in a long/short strategy or until April 30, 2009 whichever happens first. In addition, if one manager resumes the long/short strategy before the other manager, the amount the Adviser will waive under this Agreement will decrease in proportion to the amount of the waiver attributed to the manager resuming the long/short strategy. Notwithstanding the pervious sentences, this Agreement shall terminate upon termination of the Advisory Agreement Contract, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to the Adviser at its principal place of business.
III.	Miscellaneous.
A.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

B.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Contract or the 1940 Act.

C.	Choice of Law. This Agreement shall be governed by the law of the State of California, without regard to the conflicts of law provisions thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorize and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND

BY:	/s/ M.A. Brown Name: Mary Ann Brown
Title: President

BY:	/s/ Audrey L. Milfs

Name: Audrey L. Milfs
Title: Secretary

PACIFIC LIFE FUND ADVISORS LLC

BY:	/s/ Howard Hirakawa

Name: Howard Hirakawa
Title: Vice President

BY:	/s/ Audrey L. Milfs

Name: Audrey L. Milfs
Title: Secretary